EXHIBIT 99.1
                                                                    ------------

March 22, 2007 06:07 PM Eastern Daylight Time

COMVERSE TECHNOLOGY ANNOUNCES FOURTH QUARTER AND FY 2006 PRELIMINARY UNAUDITED SELECTED FINANCIAL INFORMATION

FOURTH QUARTER SALES INCREASED 24% YEAR-OVER-YEAR TO $415.1 MILLION; FY 2006 SALES INCREASED 33% TO $1.59 BILLION


FOURTH QUARTER OPERATING LOSS ON A GAAP BASIS OF $18.2 MILLION AND FY 2006 OPERATING LOSS OF $39.9 MILLION


FOURTH QUARTER ADJUSTED (NON-GAAP) OPERATING INCOME* OF $26.6 MILLION; FY 2006 ADJUSTED (NON-GAAP) OPERATING INCOME OF $136.3 MILLION


NEW YORK--(BUSINESS WIRE)--Comverse Technology, Inc. (Pink Sheets: CMVT) today announced preliminary unaudited selected financial information for the fourth quarter and the full fiscal year ended January 31, 2007 (fiscal 2006), as well as preliminary unaudited selected financial information for the seven preceding fiscal quarters and for the full fiscal year ended January 31, 2006 (fiscal
2005). This preliminary unaudited selected financial information is subject to change, and is based on information currently available to the company. Material adjustments may result from the company's ongoing investigations described below. In addition, the company's independent registered public accounting firm has not reviewed or audited the financial information presented herein and, therefore, such financial information may be subject to additional adjustments, which could be material.


Since April 2006, the company repeatedly has cautioned investors not to rely upon its historical financial statements and that a Special Committee of the company's Board of Directors has been conducting investigations of the company's stock option practices and related accounting matters (Phase I) and other financial and accounting matters (Phase II). As more fully described herein, the Special Committee substantially has concluded its investigation of matters related to Phase I and has made a preliminary determination that the company has recorded, in respect of the period from January 1, 1991 through October 31, 2005 (the Restatement Period), a cumulative stock-based compensation expense and related withholding and income tax effects in the aggregate of approximately $314 million.


The Special Committee is continuing its Phase II investigation, announced in mid-November 2006, of other financial and accounting matters, including errors in the recognition of revenue related to certain contracts, errors in the recording of certain deferred tax accounts and the misclassification of certain expenses in earlier periods. In addition, based on information provided to the company, areas of financial reporting under investigation include the possible misuse of accounting reserves and the understatement of backlog in fiscal 2002 and prior periods. Accordingly, additional information discovered in the investigation and the subsequent reviews or audits by the company's independent registered public accounting firm may result in adjustments to the financial information presented herein, and such adjustments could be material. The company believes that the aggregate historical sales and total cash flows as previously reported are not likely to materially change.


* "GAAP" refers to generally accepted accounting principles. Adjusted (non-GAAP) income from operations is presented in a manner consistent with the company's prior practice with respect to presentation of financial measures on a "pro forma" (i.e., non-GAAP) basis.

PRESENTATION OF NON-GAAP FINANCIAL MEASURE


Comverse Technology provides adjusted (non-GAAP) income from operations as additional information for its operating results. This measure is not in accordance with, or an alternative for, GAAP financial measures and may be different from, or not comparable to similarly titled or other non-GAAP financial measures used by other companies. The company believes that this presentation of adjusted (non-GAAP) income from operations provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations as viewed by management in monitoring the company's businesses. In addition, management uses this non-GAAP financial measure for reviewing the financial results of the company and for budget-planning purposes.

PRELIMINARY FISCAL 2005 AND 2006 SELECTED CONSOLIDATED FINANCIAL ITEMS
(UNAUDITED)

(IN THOUSANDS)

                                                      THREE MONTHS ENDED                YEAR ENDED
                                                         JANUARY 31,                    JANUARY 31,
                                                --------------------------     --------------------------
                                                    2006           2007            2006           2007
                                                -----------    -----------     -----------    -----------
GAAP BASIS
Sales                                           $   336,071    $   415,057     $ 1,193,673    $ 1,588,554
Income (loss) from operations                        20,565        (18,177)         89,427        (39,870)
Operating margin                                        6.1%          (4.4)%           7.5%          (2.5)%

NON-GAAP BASIS
Sales                                           $   336,071    $   415,057     $ 1,193,673    $ 1,588,554
Adjusted (non-GAAP) income from operations           34,305         26,644         112,410        136,345
Operating margin                                       10.2%           6.4%            9.4%           8.6%

RECONCILIATION OF GAAP TO ADJUSTED (NON-GAAP)
Income (loss) from operations - GAAP Basis      $    20,565    $   (18,177)    $    89,427    $   (39,870)
Non-GAAP adjustments:(1)
   Stock-based compensation                           2,933         11,549           9,110         46,614
   Special Committee investigation expenses            --           15,372            --           52,644
   Amortization of acquisition-related
   intangibles                                        4,252          9,810           7,571         35,902
   OCS royalty settlement                              --             --              --           23,390
   Retention bonus                                     --            6,910            --            6,910
   Other                                              6,555          1,180           6,302         10,755
                                                -----------    -----------     -----------    -----------
Adjusted (non-GAAP) income from operations      $    34,305    $    26,644     $   112,410    $   136,345
                                                ===========    ===========     ===========    ===========

-----------------------
(1) See the section entitled "Additional Preliminary Unaudited Selected Consolidated Financial Items" for a description of non-GAAP adjustments.

Mark C. Terrell, Chairman of Comverse Technology, said, "Year-over-year sales increased and approximately half of that increase was due to the contributions of our recent acquisitions. We recognize that our operating margins have declined to disappointing levels, and addressing this issue is a top priority. The company is committed to maximizing shareholder value and, to this end, is conducting a strategic and operating review of all business units and a comprehensive strategic review of its portfolio, corporate, and capital structure. The company is in the process of a search for a Chief Executive Officer, whose primary mission will be to ensure operational excellence while executing a value-creation strategy."


FINANCIAL REVIEW


The portion of the preliminary unaudited selected financial information on a GAAP basis presented below relating to the first three quarters of fiscal 2005 reflects the impact of the restatement relating to Phase I of the Special Committee's investigation, and therefore differs from amounts previously reported for such periods.


Sales


Full Year - Comverse Technology reported consolidated sales of $1,588.6 million for fiscal 2006, a $394.9 million, or 33%, increase over sales of $1,193.7 million for fiscal 2005. Sales at the company's Comverse, Inc. subsidiary were $1,110.9 million for fiscal 2006, a $321.9 million, or 41%, increase over sales of $789.0 million for the prior-year period. Sales growth of $190.8 million was attributable to contributions from Comverse, Inc.'s acquisitions of Kenan (acquired in December 2005) and Netcentrex (acquired in May 2006) since their respective acquisition dates.


Fourth Quarter - Comverse Technology reported consolidated sales of $415.1 million for its 2006 fourth quarter, a $79.0 million, or 24%, increase over sales of $336.1 million for the prior-year period. Sales at the company's Comverse, Inc. subsidiary were $291.9 million for its 2006 fourth quarter, a $65.5 million, or 29%, increase over sales of $226.4 million for the prior-year period. Fourth quarter growth of $46.4 million was attributable to contributions from Comverse, Inc.'s acquisitions of Kenan and Netcentrex.


Consolidated sales for the fiscal 2006 fourth quarter increased $4.9 million or 1% over sales of $410.2 million for the third quarter. Sales at the company's Comverse, Inc. subsidiary increased $2.8 million, or 1%, over sales of $289.1 million for the previous quarter.


Backlog


Backlog represents signed purchase orders or customer commitments deemed to be firm that have not yet been recognized as revenues as of the balance sheet date but are expected to be recognized in the next 12 months.


Consolidated 12-month orders backlog of $791.8 million at January 31, 2007 was 1% below the $798.2 million backlog at the prior year-end, and 12% greater than at October 31, 2006, the prior quarter-end, when it totaled $706.3 million.

Operating Income/Margins


GAAP Basis -- Loss from operations on a GAAP basis was $39.9 million for fiscal 2006, compared to income from operations of $89.4 million for fiscal 2005. This $129.3 million decline primarily reflects: $52.6 million in Special Committee investigation and related expenses; an increase in stock-based compensation of $37.5 million primarily related to the implementation of Statement of Financial Accounting Standards No. 123(R) in fiscal 2006; the increase in amortization of intangible assets of $28.3 million primarily attributable to recent acquisitions; and a royalty settlement for $23.4 million incurred by Verint Systems Inc., our majority-owned subsidiary. Operating margin on a GAAP basis for fiscal 2006 was negative 2.5%, compared with 7.5% for fiscal 2005.


Loss from operations on a GAAP basis was $18.2 million for the fourth quarter of fiscal 2006, compared to income from operations of $20.6 million for the prior-year period. This $38.8 million decline primarily reflects: $15.4 million in Special Committee investigation and related expenses; an increase in stock-based compensation of $8.6 million primarily related to the implementation of Statement of Financial Accounting Standards No. 123(R) in fiscal 2006; and the increase in amortization of intangible assets of $5.6 million primarily attributable to recent acquisitions. Operating margin on a GAAP basis for the fourth quarter fiscal 2006 was negative 4.4%, compared with 6.1% for the prior-year period.


Fourth quarter 2006 loss from operations on a GAAP basis widened by $12.1 million compared to the $6.1 million loss from operations for the third quarter. Operating margin on a GAAP basis was negative 1.5% for the third quarter.


Adjusted (Non-GAAP) Basis -- Adjusted (non-GAAP) income from operations was $136.3 million for fiscal 2006, a 21% increase over adjusted (non-GAAP) income from operations of $112.4 million for fiscal 2005. Adjusted (non-GAAP) operating margins declined to 8.6% for fiscal 2006 from 9.4% for the prior-year.


Adjusted (non-GAAP) income from operations was $26.6 million for the fourth quarter of fiscal 2006, a 22% decrease from $34.3 million for the prior-year period. Adjusted (non-GAAP) operating margins declined to 6.4% for the fiscal 2006 fourth quarter from 10.2% the prior year.


Fourth quarter 2006 adjusted (non-GAAP) income from operations declined by $5.0 million from $31.6 million for the third quarter. Operating margin on an adjusted (non-GAAP) basis was 7.7% for the third quarter.


Reconciliations of adjusted (non-GAAP) income from operations to the most comparable financial measure calculated and presented in accordance with GAAP are set forth herein in the section entitled "Reconciliations."


Cash, Cash Equivalents, Bank Time Deposits and Short-Term Investments


The company ended fiscal year 2006 with cash and cash equivalents, bank time deposits and short-term investments of $1,883.0 million, compared to $2,105.6 million at the prior year-end, for a decrease of approximately $222.6 million year-over-year. The primary factor in this decrease was acquisitions, net of cash acquired, of approximately $214.2 million, with other cash flow activities largely offsetting.


Debt


The company ended the quarter with convertible debt of $419.6 million. As announced on March 2, 2007, the company has made a cash tender offer for all of its existing Zero Yield Puttable Securities and New Zero Yield Puttable Securities ("ZYPS"). This tender offer was initiated to satisfy the company's obligations under the Indentures governing the ZYPS as a result of the delisting of Comverse Technology's Common Stock from The NASDAQ Global Market. The company is offering to purchase all of its outstanding ZYPS at a purchase price of $1,000 in cash for each $1,000 principal amount of ZYPS tendered. The Offer is scheduled to expire at 5:00 p.m., New York City time, on March 30, 2007, unless extended by the company.


Special Items


Operating expenses presented on a GAAP basis reflect the incurrence of the following special items:

     o Based on Phase I of the Special Committee's investigation of the company's stock option practices, which is substantially concluded, the company determined that the actual dates of measurement for certain past stock option grants for accounting purposes differed from the recorded grant dates for such awards during the Restatement Period, and also has identified other accounting errors related to stock-based compensation. As a result, the company has recorded incremental cumulative stock-based compensation expense and related withholding and income tax effects in the aggregate of approximately $314 million for the Restatement Period, including an accrual of approximately $49 million for the estimated liability for withholding taxes and related penalties and interest. Stock-based compensation expense and related withholding and income tax effects for the nine months ended October 31, 2005 was approximately $2.6 million which was included in the aforementioned $314 million for the Restatement Period.
     o Because of limitations on the company's ability to issue equity-based compensation prior to regaining compliance with its reporting obligations under the federal securities laws, the Boards of Directors of the company and certain of its subsidiaries authorized additional cash compensation in lieu of equity-based compensation as a key employee retention tool in the aggregate amount of approximately $61.9 million, of which approximately $17 million has been previously authorized and disclosed by the company's Verint Systems subsidiary. In the fourth quarter of fiscal year 2006, $6.9 million of this retention compensation was charged as an expense, and we expect the balance to be recorded in the fiscal year ending January 31, 2008. At January 31, 2007, Comverse Technology (including its subsidiaries) had approximately 7,450 employees.
     o Special Committee investigation and related expenses totaled approximately $52.6 million for fiscal 2006, and $15.4 million for the three months ended January 31, 2007.
     o Approximately $23.4 million was incurred by Verint Systems during the second quarter of fiscal 2006 in respect of a payment to The Office of the Chief Scientist of the Ministry of Industry and Trade of the State of Israel ("OCS") in settlement of royalty payments otherwise due to the OCS related to the sale of certain products developed using, in part, funding extended under OCS programs, as disclosed by Verint on July 28, 2006.


The Phase II investigation is ongoing and is expected to be completed by late next month or early May 2007. The company intends to issue final results and file its Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2006, July 31, 2006 and October 31, 2006, and issue final results and file its Annual Reports on Form 10-K for the fiscal years ended January 31, 2006 and 2007, together with any restated historical financial statements, as soon as practicable.


Reconciliations of adjusted (non-GAAP) income from operations to the most comparable financial measure calculated and presented in accordance with GAAP are set forth herein in the section entitled "Reconciliations."

ADDITIONAL PRELIMINARY UNAUDITED SELECTED CONSOLIDATED FINANCIAL ITEMS


Provided below are the preliminary unaudited selected consolidated financial items for the most recently completed eight fiscal quarters, and the fiscal years ended January 31, 2006 and 2007, which are subject to change as provided in the qualifications described herein.

PRELIMINARY SELECTED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
(IN THOUSANDS)

                                                                FISCAL 2006
--------------------------------------------------------------------------------------------------------
                                                     THREE MONTHS ENDED
                                  -------------------------------------------------------    YEAR ENDED
                                      APRIL          JULY        OCTOBER       JANUARY        JANUARY
                                        30,           31,            31,           31,            31,
                                      2006          2006           2006           2007           2007
                                  -----------   -----------    -----------    -----------    -----------
GAAP BASIS
Sales                             $   369,176   $   394,080    $   410,241    $   415,057    $ 1,588,554
Income (loss) from operations           8,782       (24,396)        (6,079)       (18,177)       (39,870)

NON-GAAP BASIS
Sales                             $   369,176   $   394,080    $   410,241    $   415,057    $ 1,588,554
Adjusted (non-GAAP) income from        37,136        40,941         31,624         26,644        136,345
operations

                                                        FISCAL 2005
-----------------------------------------------------------------------------------------------
                                             THREE MONTHS ENDED
                         ----------------------------------------------------------   YEAR ENDED
                           APRIL            JULY          OCTOBER          JANUARY      JANUARY
                             30,             31,             31,             31,          31,
                            2005            2005            2005            2006         2006
                         ----------      ----------      ----------      ----------   ----------
                         (RESTATED)      (RESTATED)      (RESTATED)
GAAP BASIS
Sales                    $  272,801      $  285,835      $  298,966      $  336,071   $1,193,673
Income from operations       18,713(1)       23,409(1)       26,740(1)       20,565       89,427

NON-GAAP BASIS
Sales                    $  272,801      $  285,835      $  298,966      $  336,071   $1,193,673
Adjusted (non-GAAP)          21,938          25,798          30,369          34,305      112,410
income from operations

-------------------
(1) Income from operations for the period reflects the impact of the restatement relating to stock-based compensation and related expenses resulting from the Phase I investigation. Restated periods are still subject to adjustment as a result of ongoing investigations of the Special Committee and reviews and audits by the company's independent registered public accounting firm.

RECONCILIATIONS


                                RECONCILIATIONS OF GAAP BASIS INCOME FROM OPERATIONS
                              TO ADJUSTED (NON-GAAP) INCOME FROM OPERATIONS (UNAUDITED)
                                                   (IN THOUSANDS)

                                                                     FISCAL 2006
---------------------------------------------------------------------------------------------------------
                                                           THREE MONTHS ENDED
                                             -----------------------------------------------    YEAR ENDED
                                               APRIL        JULY        OCTOBER      JANUARY      JANUARY
                                                 30,         31,          31,          31,          31,
                                                2006        2006         2006         2007         2007
                                             ---------   ---------    ---------    ---------    ---------
GAAP basis income (loss) from operations     $   8,782   $ (24,396)   $  (6,079)   $ (18,177)   $ (39,870)
Adjustments:
  Stock-based compensation                      13,052      12,987        9,026       11,549       46,614
  Special Committee investigation expenses -
  professional fees                              6,912      16,562       10,202       13,252       46,928
  Special Committee investigation expenses -
  expired option payouts                          --           344        1,118          608        2,070
  Special Committee investigation expenses -
  compensation and other                           107         678        1,349        1,512        3,646
  Amortization of acquisition-related
  intangibles                                    6,880       9,125       10,087        9,810       35,902
  OCS royalties settlement                        --        23,390         --           --         23,390
  Retention bonus                                 --          --           --          6,910        6,910
  Strategic alternatives                          --          --            683          653        1,336
  Verint legal reserve for dispute                --          --          3,100         --          3,100
  Acquisition-related charges                    1,403       1,812        1,661          527        5,403
  Workforce reduction, restructuring and
  impairment charges                              --           439          477         --            916
                                             ---------   ---------    ---------    ---------    ---------
Total adjustments                               28,354      65,337       37,703       44,821      176,215
                                             ---------   ---------    ---------    ---------    ---------
Adjusted (non-GAAP) income from operations   $  37,136   $  40,941    $  31,624    $  26,644    $ 136,345
                                             =========   =========    =========    =========    =========

                                                                     FISCAL 2005
---------------------------------------------------------------------------------------------------------
                                                          THREE MONTHS ENDED
                                            ------------------------------------------------   YEAR ENDED
                                              APRIL        JULY        OCTOBER       JANUARY     JANUARY
                                                30,         31,          31,           31,          31,
                                               2005        2005         2005          2006         2006
                                            ---------   ---------    ---------     ---------    ---------
                                            (RESTATED)  (RESTATED)   (RESTATED)

GAAP basis income from operations            $ 18,713    $ 23,409     $ 26,740      $ 20,565     $ 89,427
Adjustments:
   Stock-based compensation                     2,124       2,116        1,937         2,933        9,110
   Amortization of acquisition-related
   intangibles                                  1,254         373        1,692         4,252        7,571
   Acquisition-related charges                   --          --           --           2,490        2,490
   Workforce reduction, restructuring and
   impairment charges (credits)                  (153)       (100)        --           1,151          898
   In process research and development           --          --           --           2,914        2,914
                                            ---------   ---------    ---------     ---------    ---------
Total adjustments                               3,225       2,389        3,629        13,740       22,983
                                            ---------   ---------    ---------     ---------    ---------
Adjusted (non-GAAP) income from
operations                                   $  21,938   $  25,798    $ 30,369     $  34,305    $ 112,410
                                             =========   =========    ========     =========    =========


ABOUT COMVERSE TECHNOLOGY, INC.


Comverse Technology, Inc. is the world's leading provider of software and systems enabling network-based multimedia enhanced communication and billing services. The company's Total Communication portfolio includes value-added messaging, personalized data and content-based services, and real-time converged billing solutions. Over 450 communication and content service providers in more than 120 countries use Comverse products to generate sales, strengthen customer loyalty and improve operational efficiency. Other Comverse Technology subsidiaries include: Verint Systems (Pink Sheets: VRNT.PK), a leading provider of analytic software-based solutions for communications interception, networked video security and business intelligence; and Ulticom (Pink Sheets: ULCM.PK), a leading provider of service essential signaling solutions for wireless, wireline, and Internet communications.


For additional information, visit the Comverse website at www.comverse.com or the Comverse Technology website at www.cmvt.com.


All product and company names mentioned herein may be registered trademarks or trademarks of Comverse or the respective referenced company(s).


Note: This release contains "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include: the results of the investigation of the Special Committee, appointed by the Board of Directors on March 14, 2006, of matters relating to the company's stock option grant practices and other accounting matters, including errors in revenue recognition, errors in the recording of deferred tax accounts, expense misclassification, the possible misuse of accounting reserves and the understatement of backlog; the impact of any restatement of financial statements of the company or other actions that may be taken or required as a result of such reviews; the financial information contained in this release is unaudited and preliminary, is subject to change, and may be subject to adjustments resulting from the investigation of the Special Committee or reviews or audits by the company's independent registered accounting firm, and these adjustments could be material; the company's inability to file reports with the Securities and Exchange Commission; the effects of the delisting of the company's common stock from NASDAQ and the quotation of the company's common stock in the "Pink Sheets", including any adverse effects relating to the trading of the stock due to, among other things, the absence of market makers; the right of holders of the company's ZYPS to require the company to repurchase their ZYPS as a result of the delisting of the company's shares from NASDAQ at a repurchase price equal to 100% of the principal amount of ZYPS to be purchased; risks of litigation and of governmental investigations or proceedings arising out of or related to the company's stock option grants or any other accounting irregularities or any restatement of the financial statements of the company, including the direct and indirect costs of such investigations and restatement; risks related to the ability of Verint Systems to complete, and the effects of, the proposed merger with Witness Systems, Inc.; risks associated with integrating the businesses and employees of the Global Software Services division acquired from CSG Systems International, Netcentrex S.A. and Netonomy, Inc.; changes in the demand for the company's products; changes in capital spending among the company's current and prospective customers; the risks associated with the sale of large, complex, high capacity systems and with new product introductions as well as the uncertainty of customer acceptance of these new or enhanced products from either the company or its competition; risks associated with rapidly changing technology and the ability of the company to introduce new products on a timely and cost-effective basis; aggressive competition may force the company to reduce prices; a failure to compensate any decrease in the sale of the company's traditional products with a corresponding increase in sales of new products; risks associated with changes in the competitive or regulatory environment in which the company operates; risks associated with prosecuting or defending allegations or claims of infringement of intellectual property rights; risks associated with significant foreign operations and international sales and investment activities, including fluctuations in foreign currency exchange rates, interest rates, and valuations of public and private equity; the volatility of macroeconomic and industry conditions and the international marketplace; risks associated with the company's ability to retain existing personnel and recruit and retain qualified personnel; and other risks described in filings with the Securities and Exchange Commission. These risks and uncertainties discussed above, as well as others, are discussed in greater detail in the filings of the company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These documents are available through the company, or its website, www.cmvt.com, or through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

================================================================================
CONTACTS
================================================================================

Comverse Technology, Inc.
Paul D. Baker, 212-739-1060


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